EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (hereinafter this "**Agreement**") is made this 17th day of AUGUST, 2015

BETWEEN

NERIUM BIOTECHNOLOGY, INC. (the "**Company**"),

- and -

DENNIS R. KNOCKE (the "**Executive**"),

RECITALS

WHEREAS the Company wishes to employ the Executive on the terms and conditions set out herein;

AND WHEREAS the Executive wishes to be so employed by the Company;

NOW THEREFORE for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows.

SECTION 1
EMPLOYMENT

1.1 Employment. The Company shall employ the Executive and the Executive shall perform services on behalf of the Company as its employee as provided herein during the Period of Active Employment.

1.2 Period of Active Employment. In this Agreement, "**Period of Active Employment**" means the period beginning on the date hereof and terminating on the date on which the first of the following occurs:

(a) the termination of the Executive's employment by the Company pursuant to Sections 4.1, 4.2 or 4.4; or

(b) the resignation of the Executive's employment by the Executive pursuant to Sections 4.3 or 4.4.

SECTION 2
POSITION

2.1 Capacity and Services. The Company shall employ the Executive in the position of President and Chief Executive Officer, reporting to the Company's Board of Directors (the "**Board**"). In that position, the Executive shall have such duties and responsibilities as are assigned by the Board from time to time and that are consistent with the Executive's position. The Executive will perform all duties and responsibilities in a manner consistent with the policies of the Company and all applicable laws. The Executive acknowledges that the Executive is a fiduciary and has fiduciary obligations to the Company that are not extinguished by this Agreement.

2.2 Full Time and Attention. The Executive shall well and faithfully serve the Company and use best efforts to promote the interests and goodwill of the Company. The Executive shall devote the Executive's full business time and energy to the Company and shall not engage in any other business, occupation or professional activity or become a director, employee, consultant or agent of any other entity during the Executive's employment with the Company, except with the express written consent of the Company, which shall not be unreasonably withheld for non-competitive civic or charitable opportunities.

2.3 Location of Employment. The Executive shall be based in San Antonio, Texas but may be required to travel from time to time to fulfil his duties.

2.4 Prohibited Investments. Except as set forth in **Schedule A** to this Agreement, the Executive shall not be an investor, shareholder, joint venturer or partner in any enterprise, association, company, joint venture or partnership (each, an "**Investment**") in any of the following circumstances:

(a) if the Investment conflicts with the interests of the Company or any of its or their affiliated or related entities;

(b) if the Investment requires the Executive's involvement in the management or operation of the Investment; or

(c) if the Executive's involvement or activities with the Investment interferes with the performance of the Executive's duties and obligations hereunder.

The Executive shall identify and inform the Company of any potential conflicts that may arise as a result of an Investment by the Executive and the Executive shall, to the best of the Executive's efforts, reduce or eliminate any such conflict. The Company reserves the right, acting reasonably, to determine whether any Investment conflicts with or is otherwise inconsistent with the Company's interests, in which case the Executive shall be required to eliminate any such conflict. The Company acknowledges that the Executive's involvement in the activities, enterprises, associations, companies, joint ventures or partnerships set forth in **Schedule A** do not and will not consitute a violation of this Agreement.

SECTION 3
COMPENSATION AND BENEFITS

3.1 Base Salary. The annual gross base salary of the Executive ("**Base Salary**") will be USD $230,000, subject to any annual increases approved by the Board.

3.2 Annual Bonus. The Executive will be eligible to receive an annual bonus within a target bonus range of up to 100% of his Base Salary provided that he successfully achieves critical milestones that will be established by the Company, acting in good faith, in consultation with the Executive.

3.3 Stock Options. At the discretion of the Board, the Executive will be eligible to receive annual stock option grants. The amount of stock option grants, if any, will be determined by the Board and will be subject to the Executive's successful achievement of critical milestones established by the Company, acting in good faith, in consultation with the Executive.

3.4 Benefits. The Executive will be eligible to participate in the benefit programs that the Company maintains from time to time for the benefit of its senior executives, if the Executive

qualifies therefore in accordance with the terms and conditions of the programs. Such benefits currently include or will include health, dental, vision care, life insurance, long and short-term disability insurance and a 401(k) plan.

3.5 Vacation. The Executive shall be entitled to take six (6) weeks of vacation per year. The taking and timing of vacations shall be in accordance with the Company's policies and practices for employees and the business needs of the Company.

3.6 Expenses. The Executive will be reimbursed by the Company for all reasonable and properly documented travel and out-of-pocket expenses incurred while performing his duties hereunder. The Executive shall be required to furnish appropriate receipts or other supporting documentation in respect of any amounts for which he seeks reimbursement from the Company.

3.7 Statutory Deductions and Withholdings. The Company may withhold from any compensation or other amounts payable under this Agreement such federal or provincial taxes and other statutory deductions as are required by applicable law to be so withheld or deducted. Compensation will be provided in accordance with the Company's regular payroll practices and procedures.

SECTION 4
TERMINATION AND RESIGNATION

4.1 Termination for Cause. The Company may immediately terminate the employment of the Executive at any time for cause by written notice to the Executive. For the purposes of this Agreememt "cause" means: (a) the wilful and continued breach or neglect by the Executive of his material obligations under this Agreement; (b) commission, by the Executive, of any act of gross negligence or misconduct; (c) fraud or any act of moral turpitude; (d) being in a conflict of interest, failing to honour his fiduciary or loyalty duties to the Company (including the duty to act in the best interests of the Company), and refusal to obey reasonable and appropriate directions and instructions of the Company; or (e) the Executive's conviction of, guilty or no contest plea to, or confession of guilt to a criminal or regulatory offence directly or indirectly relevant to the duties of his employment or that would, in the Company's sole judgment acting reasonably, impact negatively upon the Business or public image of the Company.

4.2 Termination Without Cause. The Company may immediately terminate the employment of the Executive at any time without cause by providing the Executive with eighteen (18) months of pay in lieu of notice, which pay in lieu of notice shall consist of the Executive's Base Salary, annual bonus payment (based on the average bonus paid to the Executive in the two (2) preceding fiscal years) and, unless the Executive's benefits are continued by the Company for an eighteen (18) month period following termination, an amount in lieu of benefits determined on the basis of the monthly premiums paid by the Company.

4.3 Resignation by Executive. The Executive shall give the Company sixty (60) days' notice of the resignation of the Executive's employment hereunder. It is understood and agreed that the Company shall be entitled to waive all or part of that notice and accept the Executive's resignation at an earlier effective date.

4.4 Change of Control. In the event that, within the twelve-month (12) period following a "change of control" of the Company, the Executive resigns his employment in accordance with section 4.3 above or the Company terminates the employment of the Executive without cause, the Executive shall be entitled to receive an amount equal to twenty-four (24) months' pay in lieu of notice, which pay in lieu of notice shall consist of the Executive's Base Salary, annual bonus

payment (based on the Executive's maximum bonus entitlement (being 100% of the Executive's Base Salary)) and, unless the Executive's benefits are continued by the Company for a twenty-four (24) month period following termination, an amount in lieu of benefits determined on the basis of the monthly premiums paid by the Company. For the purposes hereof, a "change of control" of the Company shall mean (i) the acquisition by any party of more than 50% of the Company's outstanding voting securities; or (ii) at any time more than half of the Company's Directors being individuals who were not elected at the annual general meeting of the Company preceding its most recent shareholders' meeting. For greater certainty, if the Company terminates the Executive without cause within the twelve (12) month period following a "change of control", the Executive shall be entitled to the compensation and benefits set out in this Section 4.4 in lieu of and not in addition to the compensation and benefits set out in Section 4.2 above.

4.5 Compensation. In the event that the Executive resigns his employment in accordance with Section 4.3 above, the Executive shall be entitled to receive all amounts of compensation earned to the date of resignation, including the portion of the annual bonus that would have been paid in the year of resignation, if any, determined on a pro-rata basis to the date of resignation and in an amount that is based on the average bonus paid to the Executive in the two (2) preceding fiscal years.

SECTION 5
NON-COMPETITION, CONFIDENTIALITY AND PROPRIETARY RIGHTS

5.1 Non-Competition. For a period of six (6) months following the termination of the Executive's employment, for any reason, the Executive will not consult, nor take employment, with a Competitor of the Company or its affiliates in the United States and Canada. For the purposes of this provision, a "Competitor" means a person or entity engaged in the business of the development, manufacture, distribution and/or sale of natural skin care products with such person or entity having gross annual revenues from the development, manufacture, distribution and/or sale of natural skin care products in excess of $100,000.00 in any of the three (3) calendar years preceding the date of the termination of the Executive's employment. This subsection is ancillary to or part of this entire Agreement and the other provisions in this Agreement.

5.2 Non-Solicitation. For a period of six (6) months following the termination of the Executive's employment, for any reason, the Executive will not, directly or indirectly: (i) solicit business from any customer or client of the Company or its affiliates with whom the Executive has had business dealings with during the Period of Active Employment for his own benefit or on behalf of a competitor of the Company or its affiliates; and/or (ii) solicit, entice away, and/or attempt to solicit or entice away any officer, employee, or agent of the Company or any of its affiliates or otherwise interfere with the relationship of the Company or any of its affiliates with any such person. This subsection is ancillary to or part of this entire Agreement and the other provisions in this Agreement.

5.3 Confidentiality. Except in the normal and proper course of the Executive's duties hereunder, the Executive will not use for the Executive's own account or disclose to anyone else, during or after the Period of Active Employment, any confidential or proprietary information or material relating to the Company's operations or business which the Executive obtains from the Company or its officers or employees, agents, suppliers or customers or otherwise by virtue of the Executive's employment by the Company. Confidential or proprietary information or material includes, without limitation, the following types of information or material, in whatever form, both existing and contemplated, regarding the Company or any subsidiary or other affiliate of the Company: corporate information, including contractual licensing arrangements, plans, strategies, tactics, policies, resolutions, patent, trade-mark and trade name applications, and any litigation or negotiations; information concerning suppliers; marketing information, including sales, investment and product plans, customer lists, strategies, methods, customers, prospects and market research

data; financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings; operational and scientific information, including trade secrets; software; technical information, including technical drawings and designs; and personnel information, including personnel lists, resumes, personnel data, organizational structure and performance evaluations (the "**Confidential Information**").

5.4 Privacy. The Executive acknowledges and agrees that the Executive will take all necessary steps to protect and maintain the confidentiality of personal information of the employees, consultants, customers and suppliers of the Company and its affiliated and related entities obtained in the course of the Executive's employment with the Company. The Executive shall at all times comply, and shall assist the Company to comply, with all applicable privacy laws. The Executive acknowledges and agrees that the disclosure of the Executive's personal information may be required as part of the ongoing operations of the Company's business, as required by law, as part of the Company's audit process, as part of a potential business or commercial transaction or as part of the Company's management of the employment relationship, and the Executive hereby grants consent as may be required by applicable privacy laws to the use and disclosure of personal information for those purposes.

5.5 Return of Property. The Executive agrees that all property and documents (including, without limitation, software and information in machine-readable form) of any nature pertaining to activities of the Company or any affiliate or related entity of the Company, including, without limitation, Confidential Information, in the Executive's possession now or at any time during the Period of Active Employment, are and shall be the property of the Company or such subsidiary or other related entity, and that all such documents and all copies of them shall be surrendered to the Company whenever requested by the Company.

5.6 Acknowledgement. The Executive acknowledges that the Executive's services are unique and extraordinary. The Executive also acknowledges that the Executive's position will give the Executive access to Confidential Information of substantial importance to the Company and its business. The Executive acknowledges that the Executive's position will give the Executive access to, and the Executive will experience, the Company's goodwill in the marketplace. The Executive acknowledges that, in connection with the Executive's employment and continued employment by the Company, the Executive will receive or will become eligible to receive substantial benefits and compensation. The Executive acknowledges that the Executive's employment by the Company and all compensation and benefits and potential compensation and benefits to the Executive from such employment will be conferred by the Company upon the Executive only because and on condition of the Executive's willingness to commit the Executive's best efforts and loyalty to the Company, including protecting the Company's right to have its Confidential Information protected from non-disclosure by the Executive and abiding by the confidentiality, non-competition, non-solicitation and other provisions herein. The Executive understands that such benefits, compensation and consideration by the Company will continue into the future. The Executive understands the Executive's duties and obligations as set forth in this Section 5 and agrees that such duties and obligations would not unduly restrict or curtail the Executive's legitimate efforts to earn a livelihood following any termination of the Executive's employment with the Company. The Executive agrees that the restrictions contained in Section 5 are reasonable and valid and all defences to the strict enforcement thereof by the Company are waived by the Executive. The Executive further acknowledges that irreparable damage would result to the Company if the provisions of Section 5 are not specifically enforced, and agrees that the Company shall be entitled to any appropriate legal, equitable, or other remedy, including injunctive relief, in respect of any failure or continuing failure to comply with the provisions of Section 5.

5.7 Rights and Remedies. All rights and remedies of the parties are separate and cumulative, and none of them, whether exercised or not, shall be deemed to be to the exclusion of any other

rights or remedies or shall be deemed to limit or prejudice any other legal or equitable rights or remedies which either of the parties may have in relation to this Section 5.

SECTION 6
MISCELLANEOUS COVENANTS

6.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written.

6.2 Amendment. No amendment of this Agreement shall be effective unless made in writing and signed by the parties.

6.3 Waiver. Any purported waiver of any default, breach or non-compliance under this Agreement shall not be effective unless in writing and signed by the party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other party. The waiver by a party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

6.4 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Texas and the laws of the United States applicable in that state and shall be treated, in all respects, as a Texas contract.

6.6 Successors and Assigns. This Agreement shall enure to the benefit of, and be binding on, the parties and their respective heirs, administrators, executors, successors and permitted assigns. The Company shall have the right to assign this Agreement to any successor (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company provided only that the Company must first require the successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The Executive by the Executive's signature hereto expressly consents to such assignment. The Executive shall not assign or transfer all or any part of the Executive's rights or obligations under this Agreement without the prior consent of the Company, which may be arbitrarily withheld.

6.7 Headings. The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

SECTION 7
EXECUTIVE'S ACKNOWLEDGEMENT

7.1 Acknowledgement. The Executive acknowledges that:

(a) the Executive has had sufficient time to review the Agreement thoroughly;

(b) the Executive has read and understands the terms of the Agreement and the obligations hereunder; and

(c) the Executive has been given an opportunity to obtain independent legal advice concerning the interpretation and effect of the Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement.

[signature]
Witness

Dennis R. Knocke
DENNIS R. KNOCKE

Date: August 17, 2015

NERIUM BIOTECHNOLOGY, INC.

By: M.J. Burke
Name: Michael J. Burke
Title: Board Member

SCHEDULE A

Seco Valley Biofuels, LLC